UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 30, 2006

Commission	Registrant, State of Incorporation	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.
33-93644		31-1436349
Day International Group, Inc.
(Incorporated in Delaware)
130 West Second Street
Dayton, Ohio 45402
Telephone: (937) 224-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Entry Into A Material Definitive Agreement
On June 30, 2006, Day International, Inc. (“Day”), a directly wholly-owned subsidiary of Day International Group, Inc. (the “Company”), and Day Germany Holdings GmbH (“Day Germany”), a directly wholly-owned subsidiary of Day, completed the sale of all of Day’s assets relating to its Textile Products Group business and the stock of ATPG Textile Products Group GmbH, Day Germany’s directly wholly-owned subsidiary, to certain affiliates of Saurer AG (“Saurer”).
Parties to the Purchase Agreement include the Company, Day, Day Germany, Saurer, Accotex Inc. (formerly ATPG International Inc.), Aktiengesellschaft Adolph Saurer and Saurer GmbH & Co. KG. The total purchase price under the Purchase Agreement was approximately $49 million, subject to a working capital adjustment and the assumption of certain liabilities.
A copy of the Purchase Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Purchase Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement.
A copy of the press release announcing the completion of the sale is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

10.1
Purchase Agreement by and among Day International Group, Inc., Day International, Inc., Day Germany Holdings GmbH, Saurer AG, Saurer GmbH & Co. KG, Aktiengesellschaft Adolph Saurer and Accotex Inc. (formerly ATPG International Inc.), dated as of May 9, 2006

99.1
Press Release issued by the Company on July 7, 2006, announcing the completion of the sale of all Day’s assets relating to its Textile Products Group business and the stock of ATPG Textile Products Group GmbH to certain affiliates of Saurer AG

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAY INTERNATIONAL GROUP, INC.

(Registrant)

By:	/s/ Thomas. J. Koenig
	Name:	Thomas J. Koenig
	Title:	Vice President and Chief Financial Officer

Date: July 7, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1
Purchase Agreement by and among Day International Group, Inc., Day International, Inc., Day Germany Holdings GmbH, Saurer AG, Saurer GmbH & Co. KG, Aktiengesellschaft Adolph Saurer and Accotex Inc. (formerly ATPG International Inc.), dated as of May 9, 2006

99.1
Press Release issued by the Company on July 7, 2006, announcing the completion of the sale of all of Day’s assets relating to its Textile Products Group business and the stock of ATPG Textile Products Group GmbH to certain affiliates of Saurer AG